Exhibit 5.1

                                           October 29, 2002

AmeriFirst Fund I, LLC
814 A1-A Highway, Suite 300
Ponte Vedra Beach, FL 32082

AmeriFirst Financial Services, Inc.
814 Highway AI-A, Suite 300
Ponte Vedra Beach, FL 32082

      Re:   AmeriFirst Fund I, LLC
            LEGALITY OF THE SECURITIES BEING REGISTERED (File No. 333-98651)

Ladies and Gentlemen:

      In connection with the registration of up to $100,000,000 aggregate principal amount of units ("Units") representing limited liability company interests in AmeriFirst Fund I, LLC, a Florida limited liability company (the "Fund"), filed under the Securities Act of 1933, as amended, you have requested our opinion as to whether the Units, when issued will be lawfully and validly issued, fully paid and non-assessable.

      For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

      1. The Form S-1 Registration Statement first filed by the Fund with the Securities and Exchange Commission on August 23, 2002, as amended, (the "Registration Statement");

      2. The Articles of Organization of the Fund dated September 20, 2002; and

      3. The Operating Agreement of the Fund dated September 25, 2002.
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AmeriFirst Fund I, LLC
AmeriFirst Financial Services, Inc.
October 29, 2002
Page 2


      In addition, in rendering this opinion, we have relied upon your representation that the Units will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

      Based upon and subject to the forgoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act of 1933, as amended, throughout all periods relevant to this opinion, (ii) all offers and sales of the Units are made in a manner complying with the terms of the Registration Statement, and (iii) all offers and sales of the Units are in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that the Units, when issued, will be lawfully and validly issued, fully paid and non-assessable.

      This opinion is furnished to you in connection with the registration of the Units in the Fund, is for your benefit, and may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption LEGAL MATTERS and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely yours,


                                        SNOW BECKER KRAUSS P.C.